Silver Dragon Enters into Equity Transfer Agreement with Shengda Industrial to Acquire the Company’s Interest in Sanhe Sino-Top Resources & Technologies Ltd. Wholly Owned Subsidiary Guangda Mining

TORONTO, ON / ACCESSWIRE / January 13, 2016 / Silver Dragon Resources Inc. (SDRG) (the "Company") reports that it has entered into an equity transfer agreement with Beijing Shengda Industrial Group Ltd. (“Shengda”) to receive an all cash consideration in five installments over the course of several years with the last payment being made in 2019 for the Company’s 20% equity interest in Inner Mongolia Guangda Mining Ltd. (“Guangda’) a wholly owned subsidiary of its Foreign Cooperative Joint Venture in China, Sanhe Sino-Top Resources & Technologies, Ltd. ("Sino-Top"), for RMB161,922,820 (approximately USD$25 Million).

The purchase price is based on the third party valuation of Beijing Zhuoxindahua Appraisal Co., Ltd. assessment report No. 1102 and the assessed total value of RMB809,614,100 (approximately USD$125 Million) of Guangda, which holds only the Dadi and Laopandao projects. The consummation of the transaction set forth in the transfer agreement is subject to approval by the China Securities Regulatory Commission and the Company’s receiving applicable board and shareholder approvals. The purchase price to be paid for the Company’s interest in Guangda is subject to certain adjustments based on the actual net profits of Guangda.

The offer does not include interest in the remaining four properties, Zhuanxinhu, Shididonggou, Aobaotugounao and Yuanlinzibeishan held by Sino-Top.

The Company has retained Watts, Griffis and McOuat Limited, a Toronto-based consulting firm, to provide an independent review of the valuation of the Dadi and Laopandao projects held by Guangda using the same data and using the same Chinese valuation guidelines and to provide a third party fairness opinion to the Board of Directors (the “Board”) with a basis for comparison to assess the valuation and the offer received from Shengda.

Upon receipt of the commissioned third party valuation, the Company's Board will review and if warranted, may make a counter offer to Shengda. If accepted by Shengda and approved by the Board, the Board shall seek approval of the matter at the Company's Annual Meeting of Stockholders to be held February 18, 2016. The consummation of the sale of the Company's 20% interest in Sino-Top which is all of its interest in Sino-Top or only the sale of its interest in Guangda is subject to determination of the sales price of Sino-Top or Guangda, execution of final transaction documents, obtaining any required approvals including the approval of the Company's shareholders and the approval of appropriate regulatory authority including the China Securities Regulatory Commission.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of gold and silver mines in proven mining districts globally. Silver Dragon's objective is to acquire mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant precious metal producer. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's objectives. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, lack of sufficient financial resources; variations in market conditions, including prices of metals, currency and our stock; the nature, quality and quantity of any mineral deposits that may be located; the Company's ability to obtain any necessary permits, consents or authorizations required for its activities; the Company's ability to successfully complete hedging establishment and off-take negotiations; risks of operating in China; the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, or to be fully able to implement its business strategies and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission, which may be viewed at www.sec.gov.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com

SOURCE: Silver Dragon Resources Inc.